EXHIBIT 99.1

Contact:	W. Randall Pittman, CFO
205-980-9222
rpittman@emageon.com
Emageon Provides Financial Guidance for 2007
BIRMINGHAM, AL – (January 8, 2007) – Emageon Inc. (NASDAQ: EMAG), a leading provider of enterprise visual medical systems to hospitals and healthcare networks, is providing financial guidance for all investors in accordance with Regulation FD of the Securities and Exchange Commission (SEC).
Beginning today Emageon will begin expressing financial guidance only in terms of its expectation of its organic business in light of the current business model, rather than factoring in assumptions regarding possible business acquisitions. The Company has in prior communications expressed its goal for revenue growth inclusive of both revenue from its organic business and from acquisitions. While Emageon continues to actively pursue and expects to make strategic acquisitions of closely aligned businesses and products, the Company feels it is important to provide investors and analysts its expectation of what the current business can accomplish without the uncertainties associated with assumptions regarding number, size and timing of acquisitions.
The Company expects revenue from the current business in 2007 to be in the range of $136 to $140 million, with approximately 58% of revenue expected to come from system sales and approximately 42% from support services. The Company expects earnings per share for 2007 to be in the range of $0.24 to $0.29 per share, based on expected net income of $5.3 to $6.5 million. These expectations for net income and earnings per share are based on generally accepted accounting principles (GAAP).
Emageon expects cash earnings per share for 2007 to be in the range of $0.79 to $0.87 per fully diluted share. Management believes that this non-GAAP financial measure, when viewed in addition to the Company’s guidance on GAAP earnings, provides investors with an additional meaningful measure of operating performance. Cash earnings per share represent earnings per share exclusive of the non-cash charges for depreciation (expected to be $0.24 to $0.26 per share), amortization (expected to be $0.14 per share) and stock-based compensation (expected to be $0.17 to $0.19 per share). The Company also expects cash flow from operations of $9 to $11 million in 2007, and is budgeting for capital expenditures in 2007 of $4 to $5 million.
“We expect 2007 to be an exciting year, one in which we can continue to grow our business and improve our profitability and cash flow,” said Chuck Jett, Chairman, Chief Executive Officer and President of Emageon.
Emageon will host a conference call to discuss the financial guidance outlined in this press release today at 4:30 p.m. EST. The call will be webcast by Thomson/CCBN and can be accessed at Emageon’s web site at www.emageon.com. The dial-in telephone number for the call is 800-591-6942 (internationally, at 617-614-4909), passcode 76255691. Replay is available from 6:30 p.m. EST, January 8, 2007, until 11:59 p.m. EST, January 18, 2007, at 888-286-8010 (internationally, at 617-801-6888), passcode 88976536.
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
About Emageon Inc.
Emageon provides enterprise medical information technology systems for hospitals and healthcare networks. Its Enterprise Visual Medical System™ (EVMS) is a family of multi-specialty, advanced visualization and infrastructure tools for the clinical analysis and management of all digital medical images, reports and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate imaging workflow, lower costs, improve productivity and provide better service to physicians. For more information, please visit www.emageon.com.
Forward Looking Statements
This press release contains forward-looking statements about Emageon which represent the Company’s current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this press release are based on Emageon’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond its control. These risks, uncertainties and other factors include, among others, the risk that it may not compete successfully against larger competitors, risks associated with its history of operating losses, the risk that it may not manage its growth effectively, risks related to acquisitions, risks associated with its reliance on continuing relationships with large customers, the risk of significant product errors or product failures, its reliance on reseller arrangements for important components of its solution, the risk that it may not respond effectively to changes in its industry, its customers’ reliance on third party reimbursements, and the potential impact on its business of FDA regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect Emageon’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 31, 2006 and latest Form 10-Q which was filed on November 9, 2006. Emageon undertakes no obligation to update these forward-looking statements or any other information provided in this press release except as may be required by law.
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